Exhibit 5.1

September 18, 2009

Antares Pharma, Inc.

250 Phillips Boulevard

Suite 290

Ewing, NJ 08618

RE:	Registration Statement on Form S-3 (File No. 333-158360)

Ladies and Gentlemen:

We have acted as counsel to Antares Pharma, Inc., a Delaware corporation (the “Company”), in connection with the offering (the “Offering”) by the Company of 2,727,273 units (the “Units”) each consisting of (i) one share of the common stock, par value $0.01 per share (the “Common Stock”), of the Company (all of such shares included in the Units collectively referred to as the “Shares”) and (ii) a warrant (all of such Warrants included in the Units collectively referred to as the “Warrants”) to purchase 0.4 of a share of Common Stock (all of the shares issuable upon the exercise of the Warrants collectively referred to as the “Warrant Shares”) pursuant to the referenced Registration Statement (the “Registration Statement”), the Prospectus Supplement dated September 18, 2009 (the “Prospectus Supplement”) and the Free Writing Prospectus dated September 17, 2009 (the “Free Writing Prospectus”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Free Writing Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement and the Offering, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic

Antares Pharma, Inc.

September 18, 2009

copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Based upon the foregoing, we are of the opinion that the Shares and the Warrant Shares are duly authorized and the Shares are, and the Warrant Shares if and when issued pursuant to the exercise of the Warrants in accordance with their terms will be, validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP